SECOND PROSPECTUS SUPPLEMENT
              (to Prospectus dated January 15, 1997)

             Filed Pursuant to Rules 424(b)(3) and (c)
           Registration Nos. 333-16307 and 333-16307-01


        4,025,000 Trust Convertible Preferred Securities


                     VANSTAR FINANCING TRUST
            6% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION



     This Second Prospectus Supplement supplements and amends the Prospectus dated January 15, 1997 as supplemented and amended by that First Prospectus Supplement dated February 6, 1997 (collectively, the "Prospectus") relating to the 6% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities. All capitalized terms used but not otherwise defined in this Second Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

       Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

      Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling Holders. Expenses of preparing and filing the Registration Statement, the Prospectus, this Second Prospectus Supplement and all other prospectus supplements are borne by the Company.

       The Prospectus, together with this Second Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE  SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 13 OF THE PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A
                       CRIMINAL OFFENSE.

  The date of this Prospectus Supplement is February 27, 1997.

      The  Prospectus  is hereby amended to modify  the  "Selling
Holders" table located therein to add the following information to the end thereof.

      The table below sets forth information as of February 27, 1997 concerning beneficial ownership of the Preferred Securities of each of the Selling Holders therein listed. All information concerning beneficial ownership has been furnished by the Selling Holders.


                                                                                No of Preferred
                                                Preferred Securities              Securities
                                               Owned Before Offering            Offered in the
       Name of Selling Holder(1)               Number     Percent(2)               Offering
       -------------------------               ------     ----------            ----------------

47.   Robertson, Stephens & Co. LLP(3)          48,450       1.2                    48,450
48.   Donaldson, Lufkin & Jenrette
         Securities Corporation(4)              20,000        *                     20,000
49.   ICI American Holdings Pension              5,500        *                      5,500
50.   Zeneca Holdings Pension                    5,500        *                      5,500
51.   State of Delaware Retirement Fund
          - Froley, Revy                        13,000        *                     13,000
52.   PRIM Board                                20,000        *                     20,000
53.   Starvest Discretionary                     3,500        *                      3,500
54.   Oregon Equity Fund                        36,200        *                     36,200
55.   Allstate Insurance Company                35,000        *                     35,000
56.   Lazard Freres & Co. LLC                   40,500       1.0                    40,500
57.   Putnam Voyager Fund                       27,100        *                     27,100
58.   Putnam Convertible Income-Growth
          Trust                                168,000       4.2                   168,000
59.   Putnam Balanced Retirement Fund           10,300        *                     10,300
60.   Putnam Variable Trust - Putnam VT
          Voyager Fund                           6,700        *                      6,700
61.   Putnam Variable Trust - Putnam New
          Opportunities Fund                     9,000        *                      9,000
62.   Museum of Fine Arts, Boston                3,000        *                      3,000
63.   Boston College Endowment                   7,000        *                      7,000
64.   Promutual                                 15,500        *                     15,500
65.   Hartford Fire Insurance Company           15,000        *                     15,000
66.   Employers' Reinsurance Corporation        20,000        *                     20,000
67.   Putnam Convertible Opportunities and
          Income Trust                          13,450        *                     13,450
68.   New Hampshire State Retirement
          System                                18,500        *                     18,500
69.   Putnam New Opportunities Fund             66,800       1.7                    66,800
                                             ---------      ----                 ---------
      TOTAL (5)                              2,586,750      64.3                 2,586,750
                                             =========      ====                 =========

____________________
*    Represents less than one percent.
(1) Information concerning Selling Holders numbered 1 through 46 is included in the First Prospectus Supplement dated February 6, 1997 (the "First Prospectus Supplement").
(2) Percentage indicated is based upon 4,025,000 Preferred Securities outstanding on February 26, 1997.
(3) Represents additional Preferred Securities not listed in the First Prospectus Supplement. Robertson, Stephens & Company LLC, an affiliate of Robertson, Stephens & Co. LLP ("Robertson, Stephens"), has in the past provided to the Company and/or its affiliates investment banking and/or investment advisory services including (i) acting as lead Initial Purchaser in the Original Offering and the Over-Allotment Offering and (ii) acting as lead underwriter in the Company's initial public offering occurring March 11, 1996 (the "IPO"). In each case, Robertson, Stephens has received only customary fees in connection with the provision of such services.
(4) Represents additional Preferred Securities not listed in the First Prospectus Supplement. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has in the past provided to the Company and/or its affiliates investment banking and/or investment advisory services including (i) participation in the underwriting syndicate in the Company's IPO, (ii) acting as one of the Initial Purchasers in the Original Offering and the Over-Allotment Offering and (iii) acting as the exclusive agent to, and financial advisor of, the Company in connection with the Securitization Facility. See "Recent Developments - Securitization Facility" in the Prospectus. In each case, DLJ has received only customary fees in connection with the provision of such services. In addition, DLJ executed an agreement with the Company on May 24, 1996 granting DLJ the right to receive an aggregate of $20 million in payments during May, June and July of 1997 out of the amounts collected from receivables owed to the Company by Merisel FAB under the distribution and services agreements dated as of January 31, 1994, as amended, between the Company and Merisel. DLJ paid the Company $15.6 million for the right to receive these payments. See "Recent Developments - Agreement with Donaldson, Lufkin & Jenrette for Payment against Merisel Receivables" in the Prospectus.
(5) Includes 1,978,750 Preferred Securities (or 49.2% of the total number of Preferred Securities outstanding) set forth in the First Prospectus Supplement.



Except as set forth above, none of the other Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

       The Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding their Preferred Securities in transactions exempt from the registration requirements of the Securities Act. None of the above listed Selling Holders has converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holders may be set forth from time to time in additional prospectus supplements.